As filed with the Securities and Exchange Commission on May 17, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

COLONIAL PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Alabama	59-7007599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35203
(Address, including zip code, of principal executive offices)
____________________________
COLONIAL PROPERTIES TRUST
2008 OMNIBUS INCENTIVE PLAN
(Full title of the plan)
____________________________
Thomas H. Lowder
2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35203
(Name and address of agent for service)
____________________________
(205) 250-8700
(Telephone number, including area code, of agent for service)
____________________________
Copies to:
J. Warren Gorrell
Paul D. Manca
Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600
____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common shares of beneficial interest, par value $0.01 per share	5,700,000 shares	$20.33	$115,881,000	$13,454

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover, in addition to the number of common shares of beneficial interest (“common shares”) shown above, an indeterminate number of common shares that may become issuable under the Colonial Properties Trust 2008 Omnibus Incentive Plan (the “Plan”) as a result of a stock split, stock dividend, recapitalization or similar adjustment of the outstanding common shares.

(2)
Estimated solely for purposes of computing the registration fee. In accordance with Rule 457(c) and 457(h) under the Securities Act, the maximum offering price per share and maximum aggregate offering price shown are based on the average of the high and low sales prices reported for the Company's common shares on the New York Stock Exchange on May 13, 2011, which was $20.33 per share.

_________________________

EXPLANATORY NOTE

Colonial Properties Trust (the “Company”) is hereby registering an additional 5,700,000 common shares, par value $0.01 per share, for issuance under the Colonial Properties Trust 2008 Omnibus Incentive Plan, as amended (the “Plan”). The prior registration statement on Form S-8 (File No. 333-150399, referred to as the “Prior Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 23, 2008, is currently effective and, as permitted by General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the SEC, are incorporated herein by reference and shall be deemed to be a part hereof as of their respective dates:

•	the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

•	the Company's Current Reports on Form 8-K filed with the SEC on January 27, 2011, January 31, 2011, February 3, 2011, March 3, 2011, May 3, 2011, May 6, 2011 and May 10, 2011; and

•
the Company's registration statement on Form 8-A, which incorporates by reference a description of the Company's common shares from its Registration Statement on Form S-11 (File No. 33-65954), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC, including any Item 2.02 or Item 7.01 of any current report on Form 8-K), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.     Exhibits.

The exhibits to this Registration Statement are listed on the exhibit index, which appears elsewhere in this Registration Statement and is incorporated herein by reference.

Item 9.     Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S‑8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on May 17, 2011.

Colonial Properties Trust

By:	/s/ Thomas H. Lowder
Thomas H. Lowder
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned trustees and officers of Colonial Properties Trust, do hereby constitute and appoint Thomas H. Lowder our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on May 17, 2011:

Signature

/s/ Thomas H. Lowder	Chairman of the Board and Chief Executive Officer
Thomas H. Lowder	(Principal Executive Officer)

/s/ C. Reynold Thompson, III	President and Chief Financial Officer
C. Reynolds Thompson, III	(Principal Financial Officer)

/s/ Bradley P. Sandidge	Executive Vice President - Accounting
Bradley P. Sandidge	(Principal Accounting Officer)

/s/ Carl F. Bailey
Carl F. Bailey	Trustee

/s/ Edwin M. Crawford
Edwin M. Crawford	Trustee

/s/ M. Miller Gorrie
M. Miller Gorrie	Trustee

/s/ William M. Johnson
William M. Johnson	Trustee

/s/ James K. Lowder
James K. Lowder	Trustee

/s/ Herbert A. Meisler
Herbert A. Meisler	Trustee

/s/ Claude B. Nielsen
Claude B. Nielsen	Trustee

/s/ Harold W. Ripps
Harold W. Ripps	Trustee

/s/ John W. Spiegel
John W. Spiegel	Trustee

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Hogan Lovells US LLP regarding the legality of the securities registered hereby

5.2	Opinion of Sirote & Permutt, P.C., regarding the legality of the securities being registered under Alabama law

10.1	Colonial Properties Trust 2008 Omnibus Incentive Plan, as amended (incorporated by reference to Appendix A to the Company's Definitive Proxy Statement, filed with the SEC on March 11, 2011)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

23.4	Consent of Sirote & Permutt, P.C. (included in Exhibit 5.2)

24.1	Power of Attorney (set forth on the signature page of this Registration Statement)